Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  April 28, 2010 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter ended March 31, 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on May 28, 2010 to shareholders of record at the close of business on May 14, 2010.

The Company reported net income of $186,000 or $.03 per share for the quarter ended March 31, 2010 as compared to net income of $411,000 or $.06 per share for the quarter ended March 31, 2009.  Net interest income increased $247,000 or 8.7% to $3.1 million while other income decreased $24,000 or 8.3% to $266,000 for the quarter ended March 31, 2010 as compared to the same period in 2009.  Other expenses increased $102,000 or 3.9% to $2.7 million and the provision for loan losses increased $445,000 for the quarter ended March 31, 2010 as compared to the same period in 2009.  The provision for income taxes decreased $99,000 for the quarter ended March 31, 2010 as compared to the same period in 2009.

The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields on interest-earning assets.  The decrease in other income was primarily due to the loss on sale of two real estate owned properties.  The increase in other expenses primarily resulted from increases in salaries and employee benefits and FDIC deposit insurance premiums.  The increase in the provision for loan losses was primarily due to the need for additional reserves of $370,000 that resulted from our quarter end valuation analysis for problem loans and, to a lesser extent, charge-offs of $67,000 related to one residential loan and one commercial real estate loan.  The decrease in the provision for income taxes was due to a lower level of taxable income.

The Company’s total assets increased $7.6 million or 1.6% to $471.8 million at March 31, 2010 as compared to $464.2 million at December 31, 2009.  Cash and cash equivalents increased $11.8 million or 15.7% to $86.7 million, while investment and mortgage-backed securities decreased $5.5 million or 7.3% to $70.2 million and net loans receivable increased $1.4 million or 0.5% to $286.4 million at March 31, 2010.  Customer deposits increased $13.6 million or 3.6% to $391.9 million while borrowings decreased $6.0 million or 18.8% to 26.0 million at March 31, 2010.  Total stockholders’ equity amounted to $48.5 million or 10.3% of total assets as of March 31, 2010.

Nonperforming assets increased $6.3 million to $17.1 million or 3.62% of total assets at March 31, 2010 as compared to $10.8 million or 2.33% of total assets at December 31, 2009.  The nonperforming assets at March 31, 2010 included $14.3 million in nonperforming loans and $2.8 million in real estate owned.  The increase in nonperforming assets was due to a $6.2 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida being classified as non-accrual as of March 31, 2010.  Overall, nonperforming loans included $1.5 million in single-family residential real estate loans, $2.2 million in commercial real estate loans, $9.9 million in real estate construction loans, $463,000 in commercial business loans and $266,000 in consumer loans.  The allowance for loan losses amounted to $4.0 million or 27.8% of nonperforming loans at March 31, 2010 as compared to $3.5 million or 45.1% at December 31, 2009.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended
	March 31,
	2010	2009
Interest income	5,079	$5,366
Interest expense	2,004	2,538
Net interest income	3,075	2,828
Provision for loan losses	520	75
Other income	266	290
Other expenses	2,710	2,608
Income before income tax	111	435
Income tax (benefit) expense	(75)	24
Net income	$186	$411

Basic earnings per share	$0.03	$0.06

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	March 31,	December 31,
	2010	2009
Total assets	$471,818	$464,216
Cash and cash equivalents	86,692	74,936
Investment and mortgage-backed securities	70,157	75,691
Loans receivable - net	286,426	285,008
Deposits	391,878	378,323
Borrowings	26,011	32,021
Total stockholders' equity	48,503	48,445